Exhibit 10.3

PARSLEY ENERGY, INC.
DIRECTOR AGREEMENT

This Director Agreement (this “Agreement”), effective this ___ day of ______________, 20__, is entered into by and between Parsley Energy, Inc., a Delaware corporation with its principal place of business in the State of Texas (the “Company”), and [NAME OF DIRECTOR], a natural person (the “Director”). The Company and the Director are each a “Party” and are collectively the “Parties.”

R E C I T A L S
[FOR NEW DIRECTORS: WHEREAS, the Director has been nominated as a director of the Company for a term ending on _______________, 20__;

WHEREAS, pursuant to Section 3.13 of the Company’s Amended and Restated Bylaws, as amended (the “Bylaws”), each director of the Company is required to execute and deliver a director agreement in a form approved by the Board (as hereinafter defined);

WHEREAS, the Company desires to secure the Services (as hereinafter defined) of the Director, and the Director agrees and desires to provide such Services to the Company on the terms set forth herein;

WHEREAS, the Board has determined it is in the best interests of the Company for all Directors to be bound by this Agreement;

WHEREAS, the Director, in the course of providing the Services to the Company, will have access to Confidential Information (as hereinafter defined) of the Company; and

WHEREAS, the Board desires to clarify and formalize the Director’s confidentiality, loyalty, and non-competition obligations to the Company.

NOW THEREFORE, in consideration of the mutual covenants, conditions, and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

“Affiliate” shall have the following meaning: a Person is an Affiliate of another Person if, either directly or indirectly via one or more intermediaries, the first Person controls, or is controlled by, or is under common control with, the other Person. For purposes of this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Board” has the meaning set forth in Section 2.01.

“Bylaws” has the meaning set forth in the Recitals.

“Company” means Parsley Energy, Inc., and any Affiliate thereof.

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“Compete” means to be engaged, either as an employee, officer, independent contractor or director with an oil and gas company engaged in the exploration, development and production industry in a capacity where the Director could be at risk of disclosing Confidential Information or using Confidential Information in violation of this Agreement. Notwithstanding the foregoing, “Compete” shall not include the provision of services to an oil and gas company that are of a technical, engineering, corporate communications, legal or accounting nature so long as such Director does not use or disclose Confidential Information during the provision of such services.

“Confidential Information” means all nonpublic and/or proprietary information respecting the business of the Company, including, without limitation, financial information, strategic plans, employment and personnel information, recruiting plans, technical information, geologic or geophysical data, drilling and engineering data, drilling plans and schedules, leasing schedules, maps, and the like, whether or not made, developed, or created by the Director at the request of the Company or otherwise.

“Director” has the meaning set forth in the Preamble.

“Employee Director” has the meaning set forth in Section 2.04.

“Non-Compete Period” means the period of time that the Director is a director of the Company and for six months thereafter.

“Person” means (a) with respect to a natural person, an individual, an individual’s spouse or child, a trust controlled by any of the same, or any entity which is controlled, directly or indirectly, by an individual or an individual’s spouse, child, or any combination thereof; and (b) with respect to an entity, any corporation, limited liability company, general partnership, limited partnership, venture, trust, business trust, unincorporated association, estate or other entity.

“Services” has the meaning set forth in Section 2.01.

“Territory” means all land within a three mile radius from the farthest outside edge of each oil or gas lease that is or was under lease, letter agreement or operated by the Company, its Affiliates or subsidiaries as of the date of this Agreement. The Company shall periodically provide the Director with a map showing the Territory, as it changes from time-to-time.

ARTICLE II
SERVICES TO THE COMPANY

2.01    Services Provided. The Director agrees to serve as a member of the Board of Directors of the Company (the “Board”) and to provide those services required of a director under the Company’s Certificate of Incorporation and Bylaws, as both may be amended from time to time, and under the corporate laws of the State of Delaware, the federal securities laws, and other state and federal laws and regulations, as applicable (the “Services”), specifically including attending special or regular meetings of the Board or its committees, in such locations determined by the Chairman of the Board, the Chief Executive Officer or a majority of the Board then in office, as applicable, which may include, without limitation, the principal offices of the Company in Austin, Texas and the principal location of its operations in Midland, Texas.

2.02    Nature of Relationship. The Director, in his or her capacity as a director, is an independent contractor of the Company and will not be deemed to be an employee of the Company for the purposes of employee benefits, income tax withholding, F.I.C.A. taxes, unemployment benefits, or otherwise. The

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Director, in his or her capacity as a director, shall not hold himself or herself out as an agent of the Company, enter into any agreement on the Company’s behalf, or incur any obligations on the Company’s behalf, unless specifically authorized by the Board (or a committee of the Board) to so do.

2.03    Term. This Agreement shall be effective beginning on the date hereof and shall continue until the Director ceases to be a director of the Company (the “Term”); provided, however, that Section 2.04, Section 4.01, Article V and Article VI shall survive the termination of this Agreement.

2.04    Duties Upon Termination. The Director agrees that at such time as his or her Services are terminated, for whatever reason, the Director shall immediately return to the Company: (a) all Confidential Information (however stored); and (b) all equipment, records, and personal property in the Director’s possession belonging to the Company.

2.05    Compliance with Policies. The Director shall comply with all applicable codes, policies and guidelines of the Company and the Board as in effect from time to time, including, but not limited to, the Company’s Code of Business Conduct and Ethics, the Company’s Corporate Governance Guidelines, the Company’s Insider Trading Policy, the Company’s Short-Swing Trading and Reporting Policy, the Company’s Investor Relations and Corporate Communication Policy, the Company’s stock ownership guidelines and, as applicable to the Director, the Board’s committee charters.

2.06    Director Resignation. Concurrently with the execution of this Agreement and pursuant to Section 2.11 of the Bylaws, the Director shall execute the form resignation letter attached hereto as Exhibit A, pursuant to which the Director tenders his or her resignation to the Board, contingent on (a) such Director not receiving the required vote for election and (b) acceptance of that resignation by the Board, in each case pursuant to and in accordance with Section 2.11 of the Bylaws. If the Director is also an employee of the Company or any subsidiary of the Company (“Employee Director”), then, concurrently with the execution of this Agreement, the Employee Director shall also execute the form resignation letter attached hereto as Exhibit B, pursuant to which the Employee Director tenders his or her resignation to the Board, contingent on such Employee Director ceasing to be an employee of the Company or any of its subsidiaries, provided, however, that such resignation shall have no force and effect with respect to the Employee Director if the Board determines that such resignation shall have no force and effect prior to the cessation of such employment.

ARTICLE III
COMPENSATION

3.01    Fee. The Company shall pay the Director cash and stock as determined annually by the Board and/or the Compensation Committee of the Board, provided, however, that if Director is an Employee Director, he or she shall not receive any additional compensation for his or her Services as a director of the Company unless otherwise determined by the Board and/or Compensation Committee.

3.02    Expenses. The Company will reimburse the Director for reasonable expenses incurred in the performance of the Services promptly upon submission of documentation of such expenses (e.g., invoices or receipts) in a form reasonably acceptable to the Company.

Director Agreement	Page 3 of 9

ARTICLE IV
COMPANY PROTECTIONS

4.01    Non-Competition. During the Term of this Agreement, the Director shall owe the Company the highest fiduciary duties allowed or required by the laws of the United States, the State of Delaware, and the State of Texas. The Director shall not, directly or indirectly, Compete with the Company during the Non-Compete Period in the Territory.

4.02    Voting. All votes and actions of the Director shall be the Director’s own, in his or her business judgment. Director shall not vote as directed by any other Person. Director shall not enter into any director or stockholder voting agreements without the consent of the Board.

4.03    Outside Engagement. In order to prevent conflicts of interest, without the written consent of the Board, the Director shall not be remunerated, directly or indirectly, during his or her service with the Company for his or her service on the Board by any Person except the Company.

ARTICLE V
DUTY OF CONFIDENTIALITY

5.01    Confidential Information. During the Term of this Agreement, the Company agrees to provide the Director, and the Director will have access to and may develop as part of the Director’s Services, Confidential Information. At all times, the Confidential Information is and shall remain the sole property of the Company. The Director stipulates and acknowledges that: (a) the Confidential Information is not generally known outside the Company’s business or by employees and others involved in the same business as the Company; (b) the Company takes significant measures to guard the secrecy of the Confidential Information; (c) the Confidential Information is extremely valuable to the Company and would be valuable to the Company’s competitors; (d) the Company has expended material amounts of money and effort in developing the Confidential Information; (e) the Confidential Information could not easily or properly be acquired by others; and (f) the Company would be harmed if the Confidential Information were acquired by the Company’s competitors.

5.02    Confidentiality Obligation. The Director agrees not to disclose, directly or indirectly, any of the Confidential Information of the Company, nor use it in any way, directly or indirectly, except in furtherance of the Director’s Services under this Agreement. The Director specifically agrees that he or she will not use any Confidential Information for his or her own benefit, the benefit of any other Person, including the Company’ s competitors, or to the detriment of the Company. The Director will take care to guard the security and secrecy of the Confidential Information at all times. In this regard, the Director agrees that he will not disclose any of the Confidential Information to any Person that does not need to know and have the right to know the Confidential Information, including the stockholders of the Company and any Affiliates thereof, and that he will take care in guarding electronic data. For the avoidance of doubt, the restrictions in this Section 5.02 shall apply if the Director is a designee or representative of a stockholder of the Company.

5.03    Stipulation of Retained Memory. The Director agrees and stipulates that, notwithstanding the requirement to return the Confidential Information set forth in Section 2.04, the Confidential Information will be kept in the Director’s memory at least one year after his or her relationship with the Company terminates and that it would be impossible for the Director not to recall the Confidential Information if the Director were to take a similar position with a competitor of the Company.

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5.04    Survival. These confidentiality duties contained in this Article V shall survive the termination of this Agreement for a period of one year.

5.05    Reasonableness of Restrictions. The Director warrants, represents, and stipulates that the consideration given in this Agreement was good and valid consideration and that no oppression or bad faith existed in the negotiation of this Agreement. The Director further warrants, represents, and stipulates that the duties imposed and the rights granted in this Agreement are necessary to protect the legitimate interests of the Company as set forth in this Agreement and, in particular, that the non-compete obligations set forth in this Agreement are fair, appropriate, and reasonable limitations in time and impose no more restraint than is necessary to protect the Company’s legitimate business interests, nor is it oppressive, and nor will it unreasonably deprive the Director of the ability to earn a living. The Director warrants, represents, and stipulates to the Company that the limitation on the scope of activities is also a fair, appropriate, and reasonable limitation in the scope of activities limited, reflective of the general business that the Company is engaged in and imposes no more restraint than is necessary to protect the Company’s legitimate business interests, nor is it oppressive, and nor will it unreasonably deprive the Director of the ability to earn a living.

5.06    Injunctive Relief. The Director acknowledges and agrees that any remedy at law for any breach or threatened breach of the provisions of this Agreement would be inadequate and, therefore, agrees that the Company and its Affiliates shall be entitled to injunctive relief in addition to any other available rights or remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company or any of its Affiliates from pursuing any other rights or remedies available for any such breach or threatened breach.

ARTICLE VI
GENERAL PROVISIONS

6.01    Notices. All notices and other communications under this Agreement must be in writing and must be given by personal delivery, via e-mail (with confirmed response) or by certified mail with return receipt requested, and will be deemed to have been duly given upon confirmed receipt of the respective persons named below:

If to Company:	Parsley Energy, Inc.
Attn: Colin Roberts
Executive Vice President—General Counsel
303 Colorado St., Suite 3000
Austin, Texas 78701
croberts@parsleyenergy.com

If to Director:

Any Party may change such Party’s address for notices by notice duly given pursuant to this Section 6.01.

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6.02    Governing Law and Venue. The Parties agree that the laws of the State of Delaware shall wholly control and govern this Agreement’s validity and interpretation, and the duties, performance, and obligations of the Parties hereto, without reference to the laws of any other State or jurisdiction and without regard to the principles of conflicts of laws and except to the extent the laws of the State of Texas may impose additional and further duties upon the Director. This Agreement will be performed (in whole or in part) in Midland County, Texas. The Parties fully, personally, and voluntarily consent to the jurisdiction of, and service by, the Courts of the State of Texas (State or Federal) for any and all disputes, conflicts, or claims related to or arising under or from this Agreement and/or the Parties’ performance of or under the Agreement. The Parties further agree that the State and Federal courts of Texas shall have exclusive jurisdiction over any and all disputes, conflicts, or claims related to or arising under or from this Agreement and/or the Parties’ performance of or under the Agreement. The Parties also further agree that the State or Federal courts of Midland County, Texas will be the exclusive venue for any and all disputes, conflicts, or claims related to or arising from or under this Agreement and/or the Parties’ performance of or under the Agreement and waive all objections to venue in Midland County, Texas based on convenience of the Parties, witnesses, or otherwise.

6.03    Savings Clause. Should any valid federal or state law, final determination of any administrative agency, or final determination of any court of competent jurisdiction, render any provision of this Agreement void, unenforceable, or otherwise invalid, the provision or provisions so affected, including, but not limited to, the non-competition, jurisdiction, and venue provisions, will be automatically conformed to the applicable law to give the provision(s) the greatest effectuation possible of the original intent allowed by law and equity, and this Agreement will otherwise continue in full force and effect.

6.04    Headings. The Section headings of this Agreement are intended for reference and may not by themselves determine the construction or interpretation of this Agreement.

6.05    Entire Agreement. This Agreement represents the entire agreement of the Parties and supersedes all prior written or oral agreements with respect to the subject matters addressed herein. The terms of this Agreement are contractual and not mere recitals. In entering into this Agreement, each Party stipulates, warrants, and represents that: (a) it, he, or she has relied on the advice of its, his, or her own attorneys and financial advisors concerning the legal and tax consequences of the Agreement; (b) its, his, or her own attorneys have completely read and explained to it, him, or her the terms of the Agreement; (c) each is a sophisticated business person with experience entering into these types of transactions; (d) no special relationship of influence or trust existed among the Parties prior to the entry into this Agreement that caused it, him, or her to enter this Agreement; (e) each fully understands and voluntarily accepts the terms of the Agreement without any duress or undue persuasion put upon it, him, or her by the other or any other person, specifically including, but not limited to, counsel or accountants for either Party; and (f) no representations, promises, or statements outside the four corners of this Agreement by the opposite Party, nor any agent, employee, attorney, accountant, or other representative of the opposite Party has influenced it, him, or her into entering this Agreement. Each Party has had access to counsel and an opportunity to read and review this Agreement.  The Parties agree that this Agreement, and any given provision of it, should not be construed against either Party.  Each of the Parties hereto recognize and stipulate that this provision is binding as a matter of law and fact and shall preclude said Party from asserting that it was wrongfully induced to enter into this Agreement by any representation, promise, or agreement, or statement of a past or existing fact, which is not found within the four corners of this Agreement.

6.06    Assignment. Neither this Agreement, nor any of the rights, interests, or obligations hereunder, may be sold, transferred, assigned, pledged, or hypothecated, directly or indirectly, or by operation of law or otherwise by either Party without the prior written consent of the opposite Party.

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6.07    Amendment. Each Party stipulates and agrees that this Agreement may be modified only in a writing signed by both Parties.

6.08    Further Assurances. Each Party shall each execute such assignments, endorsements and other instruments and documents and shall give such further assurance as shall be reasonably necessary to perform its obligations under this Agreement.

6.09    Waiver. A waiver of any breach of any of the terms of this Agreement shall be effective only if in writing and signed by the Party against whom such waiver or breach is claimed. No waiver of any breach shall be deemed a waiver of any subsequent breach.

6.10    Grammatical Forms. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

6.11    Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages or signature pages delivery by electronic transmission in portable document format (pdf), all of which taken together shall constitute one and the same instrument.  This Agreement to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (pdf), shall be treated in all manner and respects as an original instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such instrument, each other Party shall re-execute original forms thereof and deliver them to all of the Parties.  No Party hereto or to any such instrument shall raise the use of a facsimile machine or electronic transmission in portable document format (pdf) to deliver a signature or the fact that any signature or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission in portable document format (pdf) as a defense to the formation of a contract and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

IN WITNESS WHEREOF, and intending to be bound, the Parties have executed this Agreement as of the date first written above.

Parsley Energy, Inc.

By:
Name:
Title:

Director

Signature

Printed Name

Director Agreement	Page 7 of 9

Exhibit A
Form of Resignation Letter

Board of Directors
Parsley Energy, Inc.
303 Colorado Street, Suite 300
Austin, Texas 78701

Attention: Chairman of the Board of Directors
Chairman of the Nominating and Governance Committee

Re: Conditional Resignation

Ladies and Gentlemen:

In accordance with Section 2.11 of the Amended and Restated Bylaws of Parsley Energy, Inc., as amended (the “Bylaws”), regarding the required vote for the election of directors, and Section 2.06 of the Director Agreement, dated [●], by and between Parsley Energy, Inc. (the “Company”) and [Insert Name of the Director], I hereby tender my resignation as a director of the Company and as a member of any committee of the Board of Directors of the Company (the “Board”) on which I serve, provided that this resignation shall be effective only in the event that (i) I fail to receive a sufficient number of votes for reelection at a meeting of stockholders of the Company (a “Stockholder Meeting”) in accordance with Section 2.11 of the Bylaws and (ii) the Board accepts this resignation following my failure to be reelected at a Stockholder Meeting. This resignation may not be withdrawn by me at any time.

Sincerely,

[Insert Name of Director]

Exhibit A to the Director Agreement

Exhibit B
Form of Resignation Letter

Board of Directors
Parsley Energy, Inc.
303 Colorado Street, Suite 300
Austin, Texas 78701

Attention: Chairman of the Board of Directors
Chairman of the Nominating and Governance Committee

Re: Conditional Resignation

Ladies and Gentlemen:

In accordance with Section 2.04 of the Director Agreement, dated [●], by and between Parsley Energy, Inc. (the “Company”) and [Insert Name of the Employee Director], I hereby tender my resignation as a director of the Company and as a member of any committee of the Board of Directors of the Company (the “Board”) on which I serve, to be effective as of the close of business on the date that I cease to be an employee of the Company or any of its subsidiaries, provided that this resignation shall be effective only in the event that (i) I cease to be an employee of the Company or any of its subsidiaries, (ii) the cessation of my employment was not the result of a Board approved succession plan and (iii) the Board does not determine that my resignation will have no force and effect prior to the cessation of such employment. This resignation may not be withdrawn by me at any time.

Sincerely,

[Insert Name of the Employee Director]

Exhibit B to the Director Agreement